EXHIBIT 10.14

Executive Life Insurance Plan

Compensation Committee Summary

On October 8, 2003, the Compensation Committee of the Board of Directors of Corn Products International, Inc. adopted a Resolution providing that the named executive officers and certain other officers of the Company were to receive life insurance benefits as a result of non-recoverable amounts paid by the Company equal to (i) the amount due for Executive Life Insurance premiums and (ii) payments to offset income taxes associated with the non-recoverable amounts paid by the Company to cover Executive Life Insurance premiums. During the years 2004 to 2008, the Company will also pay to each such executive officer an additional sum to make up the 2003 premium previously paid with the cash value from such executive officer’s Plan policy.